News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Elizabeth Brooks (703) 433-4263

Nextel Reports Strong First Quarter 2002 Results

-Domestic Revenue Increases 22% to Approximately $2 Billion-
-Domestic Operating Cash Flow Increases 66% to a Record $586 Million-
-Domestic Subscriber Additions of 502,000 – Ending Subscribers 9.2 Million -
-Domestic Capital Expenditures Decrease By 26%-

RESTON, Va. - April 17, 2002 — Nextel Communications, Inc. (NASDAQ: NXTL), today announced consolidated financial results for the first quarter of 2002 including a 22% increase over last year’s first quarter domestic revenues to approximately $2 billion and a 66% increase in domestic operating cash flow to a record $586 million, before a restructuring charge, as compared with 2001’s first quarter domestic operating cash flow of $353 million. During the first quarter of 2002, Nextel added 502,000 domestic subscribers finishing the quarter with approximately 9.2 million domestic subscribers.

“I am very excited about Nextel’s results for the first quarter. We set very aggressive targets for 2002 and we are on track to meet or exceed them,” said Tim Donahue, Nextel’s president and CEO. “Compared with this time last year, our subscribers are up 27%, cash flow is up 66%, and the cash flow margin is up to 32%. Nextel continues to lead the industry in subscriber quality, improve our market share and enhance our cash flow. Past investments in network infrastructure, along with technological advancements, are producing the highest network quality and service levels in our history, allowing Nextel to reduce capital spending and providing us with a clear path to positive free cash flow.”

“Nextel is achieving financial and operational balance,” said Jim Mooney, Nextel’s executive vice president and COO. “Nextel is driving our market share higher and, when compared with last year’s first quarter, Nextel grew revenue over 22% and added over $230 million in quarterly cash flow. These results are driven by our industry vertical market segmentation and sales distribution strategies where sales through lower cost channels rose to 20% of total sales. At the same time, we are executing our cost cutting initiatives and strategic alliances aimed at reducing expenses producing an eight percentage point operating cash flow margin improvement over 2001’s first quarter. We expect to continue to reap the benefits of these actions in the coming quarters.”

Domestic revenue for the first quarter of 2002 grew by 22% to $1.96 billion compared with $1.60 billion generated during the first quarter of 2001. Nextel’s average monthly service revenue per domestic subscriber was about $68, significantly higher than other national wireless carriers.

Domestic operating cash flow (earnings before interest, taxes, depreciation and amortization) was $586 million in the first quarter 2002, prior to a $35 million one-time restructuring charge associated primarily with our outsourcing arrangements for customer care operations.

The consolidated loss attributable to common stockholders was $654 million or $0.82 per share during the first quarter of 2002. These amounts include a non-cash charge of $335 million to income tax expense ($0.42 per share) to increase the valuation allowance related to Nextel’s net operating losses in connection with the required adoption of SFAS No. 142, (“Goodwill and

Other Intangible Assets”) and approximately $40 million of restructuring charges ($0.05 per share). Excluding these one-time items, first quarter consolidated loss attributable to common stockholders was $279 million ($0.35 per share).

Domestic capital expenditures were $474 million in the first quarter of 2002, a decrease of 26% from the $640 million in the first quarter of 2001. Nextel added approximately 400 domestic cell sites during the first quarter, ending the quarter with approximately 15,900 cell sites in service. Total domestic system minutes of use on the Nextel National Network increased 48% during the quarter when compared with the same period in 2001 to approximately 15.7 billion total system minutes of use. Capital expenditures per minute of use declined 50% over last year. During the first quarter of 2002, the Nextel National Network carried approximately 47.3 million Internet text messages, a 79% increase over the Internet text messages carried in the first quarter of 2001.

“We are delivering on our stated financial objectives. We are growing our subscriber base and market share with the right kind of customers, improving our cash flow and scaling our capital expenditures,” said Paul Saleh, Nextel’s executive vice president and CFO. “Nextel made progress across all financial fronts. Our domestic operations grew cash flow by 66% over last year, and in the first quarter we improved our cash flow margin to 32%. Cash flow conversion was above 60% as we continue to set the pace for the wireless industry in customer quality, customer satisfaction, and lifetime value per subscriber. We believe that the majority of the benefits of our cost reduction initiatives are still ahead of us. This gives me great confidence that we will meet or exceed our financial goals for this year and that we are on track to reach positive free cash flow by 2004 or earlier.”

NII Holdings, Inc., our substantially wholly owned subsidiary, reported $199 million in first quarter revenue and $25 million in positive operating cash flow, excluding a $5 million one-time restructuring charge. Nextel Communications, Inc. had previously announced that it might elect to provide up to $250 million to NII Holdings if certain conditions were met. Since those conditions have not been met, Nextel Communications is now withdrawing its proposal to provide NII Holdings with up to $250 million. While Nextel Communications continues to evaluate strategic alternatives with respect to NII Holdings, there can be no assurances that Nextel Communications will reach agreement with NII Holdings’ creditors with respect to a potential restructuring of NII Holdings, or provide any additional funds to NII Holdings. If NII Holdings is unable to obtain additional funding or successfully restructure its obligations, it may be required to reorganize under Chapter 11 of the United States Bankruptcy Code or take other measures, which could include liquidation of assets.

About Nextel

Nextel Communications, Inc., based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 230 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel and NII Holdings’ actual future experience involving any one or more of such matters and subject areas. Nextel and NII Holdings’ have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel’s and/or NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel’s and NII Holdings’ reports filed with the SEC, including Nextel and NII Holdings’ annual reports on Form 10-K for the year ended December 31, 2001. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in millions, except per share data)
Unaudited

				For the three months
	For the three months ended March 31, 2002			ended March 31, 2001

	Domestic	International	Consolidated (1)	Consolidated

Operating revenues	$1,957	$199	$2,155	$1,742
Operating expenses
Cost of revenues	656	81	736	698
Selling, general and administrative	715	93	809	726

EBITDA before restructuring and other charges (2)	586	25	610	318
Restructuring and other charges	35	5	40	—
Depreciation and amortization	382	17	399	394

Operating income (loss)	169	3	171	(76)
Interest expense	(273)	(79)	(326)	(358)
Interest income	15	1	16	79
Equity in losses of unconsolidated affiliates	(25)	—	(25)	(21)
Foreign currency transaction losses, net	—	(72)	(72)	(10)
Other, net	—	(2)	(2)	—

Loss before income tax (expense) benefit	(114)	(149)	(238)	(386)
Income tax (expense) benefit	(350)	(5)	(353)	14

Net loss	(464)	(154)	(591)	(372)
Mandatorily redeemable preferred stock dividends	(63)	—	(63)	(56)

Loss attributable to common stockholders	$(527)	$(154)	$(654)	$(428)

Loss per share attributable to common stockholders, basic and diluted	NM	NM	$(0.82)	$(0.56)

Weighted average number of common shares outstanding	NM	NM	801	764

Capital expenditures, excluding capitalized interest	$474	$66	$540	$845

NM – Not meaningful

(1)	The sum of the domestic and international financial results may not equal the consolidated results due to intercompany eliminations. The most significant of these items is $26 million of intercompany interest expense recorded by NII Holdings related to the $819 million of NII Holdings’ debt held by Nextel Communications which eliminates when reporting consolidated results.

(2)	EBITDA before restructuring and other charges represents earnings before interest, income taxes, depreciation, amortization and other charges determined to be nonrecurring in nature, such as restructuring and other charges. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Selected Consolidated Balance Sheet and Other Data
(in millions, except handset data)

				As of
	As of March 31, 2002			December 31, 2001

	Domestic	International	Consolidated (1)	Consolidated

Cash, cash equivalents and short-term investments, including restricted portion (2)	$3,068	$222	$3,290	$3,801
Property, plant and equipment, net	9,036	392	9,428	9,274
Intangible assets, net	6,882	225	7,096	6,067
Debt of NII Holdings, in default and callable or subject to acceleration	—	2,706	1,887	1,865
Domestic long-term debt, including current portion	13,938	—	13,938	13,864
Capital lease and finance obligations, including current portion	986	—	986	1,001
Mandatorily redeemable preferred stock	2,177	—	2,177	2,114
Stockholders’ deficit	NM	NM	(1,210)	(582)

	As of	As of
	March 31,	December 31,
	2002	2001

Digital handsets in service (in thousands)
Domestic	9,167	8,667
International Proportionate	1,187	1,194

Global Proportionate	10,354	9,861

NM – Not meaningful

(1)	The sum of the domestic and international financial results may not equal the consolidated results due to intercompany eliminations, including $819 million of NII Holdings’ debt held by Nextel Communications which eliminates when reporting consolidated results.

(2)	Cash, cash equivalents and short-term investments includes restricted portions relating to the international operations.

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